Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS

1Q2005 RESULTS

Total Product Revenue Increases 45% Over 1Q04

Salix Delivers $0.09 EPS

RALEIGH, NC, May 11, 2005 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced financial and operating results for the quarter ended March 31, 2005.

Total product revenue was $28.8 million for the first quarter of 2005 compared to $19.9 million for the first quarter of 2004. This represents a year-over-year increase of 45%. Sales of COLAZAL® generated product revenue of $23.8 million for the first quarter of 2005 compared to $19.4 million for the first quarter of 2004. This represents an increase of 23% over the prior year. XIFAXAN™ revenue for the first quarter of 2005 was $2.6 million. Total cost of products sold was $6.7 million for the first quarter of 2005. Gross margin on total product revenue was 76.6% for the first quarter. Gross margin for the entire year, 2005, is anticipated to be approximately 79%. The Company reported net income of $3.4 million, or $0.09 per share, fully diluted, for the first quarter of 2005. Research and development expenses were $4.3 million for the first quarter of 2005, compared to $5.0 million for the prior year period. Selling, general and administrative expenses were $14.2 million for the first quarter of 2005 compared to $12.8 million for the corresponding period of 2004.

Cash, cash equivalents and investments were $34.6 million on March 31, 2005.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President, Finance and Administration, and Chief Financial Officer, stated, “Total revenue demonstrated strong year-over-year growth as a result of the continuing strong performance of COLAZAL combined with the contribution of XIFAXAN and our other products. This revenue growth took place while operating expenses remained relatively stable for the comparable periods year-over-year.

“Based upon information currently available, we continue to expect total Company product revenue for 2005 to be in the range of $150 to $155 million. Additionally, we believe we will be able to deliver earnings per share of at least $0.60, on a fully diluted basis, assuming a 5% tax rate for 2005, for the entire year ending December 31, 2005.”

Carolyn Logan, President and Chief Executive Officer, stated, “Our COLAZAL business continues to build. I am pleased to announce that COLAZAL surpassed the one million mark in cumulative prescriptions during the first quarter of 2005. Prescriptions during the first quarter of 2005 increased 6% compared to the first quarter of 2004. We are pleased with this level of growth considering the market dynamics that occurred during the first quarter of 2005, which included an anticipated holiday season downturn combined with a greater than anticipated slowing of prescriptions as a result of a later than usual influenza season. Despite prescriptions being down across the 5-ASA market, COLAZAL was the only product in the oral, branded 5-ASA category that experienced growth during the first quarter of 2005. The April weekly prescription data suggest that the 5-ASA category has returned to a more normal level. We continue to believe that COLAZAL will be a more than $100 million product in 2005 – its fifth year on the market. The life cycle management program for COLAZAL, including two Phase III trials of granulated mesalamine, the pediatric program and the development of a tablet formulation of balsalazide, progressed during the quarter.

“XIFAXAN continued to make gains during the first three months of 2005. Approximately 20,700 prescriptions were written for XIFAXAN during the first quarter. This number of prescriptions is a 32% increase to the approximately 15,700 prescriptions written during the fourth quarter of 2004. In March we announced a co-promotion agreement with ALTANA

Pharma US to promote XIFAXAN to the primary care physician market. This co-promotion provides the opportunity for ALTANA’s 250 representatives to present information on XIFAXAN to primary care physicians who are frequently involved in the treatment of travelers’ diarrhea. The ALTANA sales force began calling on their target audience with XIFAXAN on April 7, 2005 and we look forward to the increased product exposure their efforts will generate. The next important event related to XIFAXAN is the upcoming Digestive Disease Week (DDW) meeting to be held in Chicago, IL beginning May 14. As you may be aware, there is a growing interest in the bacterial component of gastrointestinal disease among the medical community, and, as a result of this growing interest, we anticipate that XIFAXAN will generate a significant level of interest during DDW. We are pleased that researchers from several prestigious institutions will be presenting results of five investigator-initiated studies during DDW, the largest gathering of physicians and researchers involved in gastrointestinal medicine. These abstracts will provide study results of the evaluation of XIFAXAN in the treatment of Crohn’s disease, small intestinal bacterial overgrowth in patients with irritable bowel syndrome, small bowel bacterial overgrowth and pouchitis. In conjunction with DDW, Salix is providing support for a continuing educational symposium entitled “New Directions in the Management of IBD –The Evolving Role of Antibiotics.” This event will provide an opportunity for gastroenterologists to hear a faculty of distinguished thought leaders discuss and debate issues related to the potential use of antibiotics in the management of inflammatory bowel disease.

“In addition to the work being presented at DDW, we are aware of a number of other XIFAXAN studies that are either completed or underway. To our knowledge, 15 investigator-initiated studies of XIFAXAN are scheduled to be initiated during 2005, and we anticipate that approximately 20 to 25 publications related to XIFAXAN will be published this year. We are very pleased with the level of independent, investigator-initiated activity that is taking place related to XIFAXAN, and we are encouraged that XIFAXAN continues to demonstrate promising results across a wide range of GI indications. The goal of our internal research and development efforts is to identify and expedite appropriate next steps in the development of XIFAXAN. At this time we are working with the FDA to determine the type of efficacy information and the amount of safety data that the Agency would require in order to amend the current label to include additional indications. Currently the Company is considering the feasibility of moving forward with development of XIFAXAN in a number of areas, including the prophylaxis of traveler’s diarrhea, C. difficile-associated diarrhea, hepatic encephalopathy, irritable bowel syndrome and Crohn’s disease. We are committed to supporting programs for these indications that exploit the advantages of XIFAXAN and at the same time minimize the risk inherent in the development of innovative therapies for poorly met or unmet GI medical needs.

“In mid 2004 Salix acquired the exclusive U.S. rights to the cream and suppository formulations of ANUSOL-HC® and PROCTOCORT®. In March of this year we initiated a promotional support campaign to “reintroduce” these proven and trusted brands to physicians who treat gastrointestinal diseases. We are pleased to be able to offer these products and believe that the addition of ANUSOL-HC and PROCTOCORT demonstrates our commitment to gastroenterologists and their patients.”

The Company will host a conference call to discuss the contents of this press release at 9:00 a.m. ET, on Wednesday, May 11, 2005. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (800) 946-0785 (U.S. and Canada) or (719) 457-2661 (international.) The access code for the call is 8909046. A replay of the call will be available beginning at 12:00 noon ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the replay is 8909046.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team.

Salix’s first marketed product is COLAZAL® (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

XIFAXAN™ (rifaximin) tablets 200 mg are indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

Salix also markets AZASAN® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). Granulated mesalamine is under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Azasan® is a registered trademark of aaiPharma Inc.

XIFAXAN™ is licensed from Alfa Wassermann SpA.

Table follows

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include market acceptance for approved products, management of rapid growth, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended
	March 31, 2005	March 31, 2004
	(unaudited)	(unaudited)
Revenues:
Net product revenues	$28,810	$19,859

Total revenues	28,810	19,859

Operating Costs and Expenses:
Cost of products sold	6,748	4,696
License fees and costs related to collaborative agreements	—	31
Amortization of intangible assets	381	—
Research and development	4,285	4,955
Selling, general and administrative	14,193	12,768

Total operating costs and expenses	25,607	22,450

Income (loss) from operations	3,203	(2,591)
Interest and other income/(expense), net	249	166
Income tax expense	93	—

Net income (loss)	$3,359	$(2,425)

Net income (loss) per share, basic	$0.09	$(0.07)

Net income (loss) per share, diluted	$0.09	$(0.07)

Weighted average shares outstanding, basic	36,551	35,775

Weighted average shares outstanding, diluted	38,698	35,775

Salix Pharmaceuticals, Ltd.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2005	December 31, 2004
	(unaudited)	(audited)
Assets
Cash, cash equivalents and investments	$34,619	$52,108
Accounts receivable, net	26,756	10,457
Inventory, net	28,453	26,655
Other assets	18,811	18,644

Total Assets	$108,639	$107,864

Liabilities and Stockholders’ Equity
Accounts payable and other current liabilities	$17,853	$21,177

Total current liabilities	17,853	21,177

Common stock	37	37
Additional paid-in-capital	171,954	171,214
Other comprehensive loss	(676)	(676)
Accumulated deficit	(80,529)	(83,888)

Total stockholders’ equity	90,786	86,687

Total Liabilities and Stockholders’ Equity	$108,639	$107,864